Exhibit 4

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of July 27, 2014, by and among Dollar Tree, Inc., a Virginia corporation (“Parent”), and each entity listed on Schedule A hereto (each, a “Stockholder”).

WHEREAS, Parent, Family Dollar Stores, Inc., a Delaware corporation (the “Company”), and Dime Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), with the Company to survive the Merger as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition, as well as the terms “control” and “person”, shall have the respective meanings specified in the Merger Agreement);

WHEREAS, each Stockholder beneficially owns the number of shares of common stock, par value $0.10 per share, of the Company (“Common Stock”) set forth opposite such Stockholder’s name on Schedule A hereto (the “Existing Shares”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting.  From and after the date hereof until the earlier of (a) the consummation of the Merger, (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein and (c) the entry without the prior written consent of the Stockholders into any amendment or modification of the Merger Agreement, or any written waiver of the Company’s rights under the Merger Agreement made in connection with a request from Parent, in each case, which results in a decrease in, or change in the composition of, the Merger Consideration or an extension of the End Date or which is otherwise adverse to any of the Stockholders in any material respect (such earlier date, the “Expiration Date”), each Stockholder irrevocably and unconditionally hereby agrees, subject to Section 1.5, that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders, the Stockholder will (i) appear at such meeting or otherwise cause all of its Existing Shares and other shares of Common Stock over which it has acquired beneficial ownership after the date hereof (including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of the Rights, any stock options to acquire Common Stock or warrants or the conversion of any convertible securities or otherwise) (collectively, the “New Shares”, and together with the Existing Shares, the “Shares”), which it owns as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any action or proposal in favor of a Company Takeover Proposal, without regard to the terms of such Company Takeover Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of a Stockholder contained in this Agreement or (2) prevent, materially impede or materially delay the Company’s or Parent’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger (clauses (A) through (D), the “Required Votes”).  Except as explicitly set forth in this Section 1.1, nothing in this Agreement shall limit the right of each Stockholder to vote (including by proxy or written consent, if applicable) in favor of, against or abstain with respect to any matters presented to the Company’s stockholders.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) From and after the date hereof until the Expiration Date, subject to Section 1.5, each Stockholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Shares owned by such Stockholder as of the applicable record date in accordance with the Required Votes; provided that each Stockholder’s grant of the proxy contemplated by this Section 1.2 shall be effective if, and only if, such Stockholder has not delivered to the Company prior to the meeting at which any of the matters described in Section 1.1 are to be considered, a duly executed irrevocable proxy card directing that the Shares of such Stockholder be voted in accordance with the Required Votes; provided, further, that any grant of such proxy shall only entitle Parent or its designee to vote on the matters specified by Section 1.1(ii), and each Stockholder shall retain the authority to vote on all other matters.

(b) Each Stockholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes all such proxies.

(c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2, if it becomes effective, is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement.  The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is coupled with an interest and is intended to be irrevocable until the Expiration Date, at which time it will terminate automatically.  If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Stockholder granting such proxy agrees, until the Expiration Date, to vote the Shares in accordance with the Required Votes.  The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers.  Absent the prior written consent of Parent, each Stockholder hereby agrees that, from the date hereof until the earlier of (x) the Expiration Date and (y) the date on which the Company Stockholder Approval is obtained, it shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) (a “Transfer”), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding providing for the Transfer of any Shares (or any Rights attached thereto), other than (i) (A) any Transfer made for estate planning purposes or to a charitable institution for philanthropic purposes or (B) any Transfer to an Affiliate of such Stockholder, but only if, in each case, prior to the effectiveness of such Transfer, the transferee agrees in writing to be bound by the applicable terms hereof (unless such transferee is a Stockholder) and notice of such Transfer is delivered to Parent pursuant to Section 5.4, (ii) a Transfer pursuant to any trust or will of such Stockholder or by the Laws of intestate succession or (iii) a Transfer solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any Rights, stock options or warrants or the conversion of any convertible securities, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) agree (whether or not in writing) to take any of the actions prohibited by the foregoing clause (a) or (b).

Section 1.4 Inconsistent Agreements.  Each Stockholder hereby covenants and agrees that, except for this Agreement, it (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares that is inconsistent with this Agreement and (b) shall not grant at any time while this Agreement remains in effect a proxy, consent or power of attorney with respect to the Shares that is inconsistent with this Agreement.

Section 1.5 No Obligation to Exercise Rights or Options.  Nothing contained in this Article I shall require any Stockholder (or shall entitle any proxy of such Stockholder) to (i) convert, exercise or exchange any Rights, option, warrants or convertible securities in order to obtain any underlying New Shares or (ii) vote, or execute any consent with respect to, any New Shares underlying such Rights, options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

ARTICLE II

NO SOLICITATION

Section 2.1 No Solicitation.

(a) Prior to the Expiration Date, each Stockholder (in its capacity as a stockholder of the Company) shall not, shall cause each of its controlled Affiliates not to, and shall use reasonable best efforts to cause each person that controls such Stockholder (each, a “Representative”) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations that could reasonably be expected to lead to, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 2.1 and/or Section 5.3 of the Merger Agreement and to limit its conversation or other communication exclusively to such referral), or (iii) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal; provided that nothing herein shall prohibit any Stockholder or any of its controlled Affiliates or Representatives from participating in any discussions or negotiations with respect to a possible stockholders’ consent or voting agreement in connection with a Company Takeover Proposal in the event that the Company becomes permitted to taken the actions set forth in clause (A) or clause (B) of Section 5.3(c) of the Merger Agreement with respect to such Company Takeover Proposal.

(b) For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned to it in the Merger Agreement, but shall not include any entity whose equity securities are registered under the Exchange Act (or are publicly traded in a foreign jurisdiction), solely by reason of the fact that one or more nominees or representatives of any of the Stockholders serves as a member of its board of directors or similar governing body, unless the Stockholders or their Affiliates otherwise control such entity.  For purposes of this Agreement, the Company shall not be deemed to be an Affiliate of any of the Stockholders.

Section 2.2 Capacity.  Each Stockholder is signing this Agreement solely in its capacity as a stockholder of the Company and nothing contained herein shall in any way limit or affect Edward P. Garden (or any future director of the Company who may be affiliated or associated with any Stockholder or any of its Affiliates) from exercising his fiduciary duties as a director of the Company or from otherwise taking any action or inaction in his capacity as a director of the Company, and no such exercise of fiduciary duties or action or inaction taken in such capacity as a director shall be deemed to constitute a breach of this Agreement.  Nothing in this Section 2.2 is intended to limit the obligations and agreements of the Company under the Merger Agreement.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.1 Representations and Warranties of each Stockholder.  Each Stockholder represents and warrants to Parent as follows: (a) such Stockholder has full legal right and capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by such Stockholder and the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder and no other company actions or proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in law or equity), (d) the execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon Stockholder or the Existing Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the Securities and Exchange Commission by Stockholder or as would not impact such Stockholder’s ability to perform or comply with its obligations under this Agreement in any material respect, (e) as of the date hereof, such Stockholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Existing Shares and (f) as of the date hereof, such Stockholder beneficially owns the Existing Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations) and has sole voting power with respect to the Existing Shares and sole power of disposition with respect to all of the Existing Shares, and no person other than such Stockholder has any right to direct or approve the voting or disposition of any of the Existing Shares; provided that each Stockholder may be deemed to share voting power and the power of disposition over its Existing Shares with Trian Fund Management, L.P., Trian Fund Management GP, LLC, Nelson Peltz, Peter W. May and/or Edward P. Garden.

Section 3.2 Representations and Warranties of Parent.  Parent represents and warrants to each Stockholder as follows: (a) Parent has full legal right and capacity to execute and deliver this Agreement, to perform Parent’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and no other company actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in law or equity) and (d) the execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon Parent, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the Securities and Exchange Commission by Parent or as would not impact such Parent’s ability to perform or comply with its obligations under this Agreement in any material respect.

Section 3.3 Covenants.  Each Stockholder hereby:

(a) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Stockholder may have with respect to the Shares;

(b) agrees upon receipt of written inquiry from Parent to promptly notify Parent of the number of any New Shares acquired by such Stockholder after the date hereof and prior to the Expiration Date.  Any New Shares shall automatically be subject to the applicable terms of this Agreement as though owned by Stockholder on the date hereof;

(c) agrees to permit the Company to publish and disclose, including in filings with the Securities and Exchange Commission and in the press release announcing the transactions contemplated by the Merger Agreement (the “Announcement Release”), this Agreement and the Stockholders’ identity and ownership of the Shares and the nature of the Stockholders’ commitments, arrangements and understandings under this Agreement, in each case, to the extent the Company reasonably determines that such information is required to be disclosed by applicable Law (or in the case of the Announcement Release, to the extent the information contained therein is consistent with other disclosures being made by the Company or the Stockholders); provided that the Company shall give each Stockholder and its legal counsel a reasonable opportunity to review and comment on such publications or disclosures prior to being made public; and

(d) shall and does authorize Parent or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares); provided that if Parent or its counsel gives such notification, it shall on the earlier of the (x) Expiration Date and (y) the date on which the Company Stockholder Approval is obtained further notify the Company’s transfer agent that the stop transfer order (and all other restrictions) have terminated as of such date.

ARTICLE IV

TERMINATION

This Agreement shall terminate and be of no further force or effect on the Expiration Date, and neither Parent nor any of the Stockholders shall have any rights or obligations hereunder following such termination.   Notwithstanding the preceding sentence, this Article IV and Article V shall survive any termination of this Agreement.  Nothing in this Article IV shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1 Expenses.  Each party shall bear their respective expenses, costs and fees (including attorneys’ fees, if any) in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Merger is effected.

Section 5.2 Obligations of Stockholders.  Notwithstanding anything to the contrary in this Agreement, the representations, warranties, covenants and agreements of each Stockholder are several and not joint and several, and in no event shall any Stockholder have any obligation or liability for any of the representations, warranties and covenants of any other Stockholder.

Section 5.3 No Ownership Interest.  Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to a Stockholder’s Shares shall remain vested in and belong to such Stockholder and (b) Parent shall have no authority to exercise any power or authority to direct or control the voting or disposition of any Shares or direct such Stockholder in the performance of its duties or responsibilities as a stockholder of the Company.  Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

Section 5.4 Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested and postage prepaid, or by facsimile transmission (providing confirmation of such facsimile transmission):

To Parent:
Dollar Tree, Inc.
500 Volvo Parkway
Chesapeake, Virginia 23320
	Attention:	William A. Old, Jr.
	Facsimile:	(757) 321-5949
	Email:	wold@dollartree.com
with copies to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attention:	Daniel A. Neff, Esq.
Trevor S. Norwitz, Esq.
	Facsimile:	(212) 403-2000
	Email:	daneff@wlrk.com
tsnorwitz@wlrk.com
To Stockholders:
c/o Trian Fund Management, L.P.
280 Park Avenue, 41st Floor
New York, New York 10017
	Attention:	Brian L. Schorr, Chief Legal Officer
	Facsimile:	(212) 451-3216
	Email:	bschorr@trianpartners.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 5.5 Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Parent and each Stockholder, and (ii) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.6 Assignment.  Except as contemplated by Section 1.3, no party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other party hereto.

Section 5.7 No Partnership, Agency, or Joint Venture.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 5.8 Entire Agreement.  This Agreement (including Schedule A hereto) and, to the extent referenced herein, the Merger Agreement, constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

Section 5.9 No Third-Party Beneficiaries.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 5.10 Jurisdiction; Specific Enforcement; Waiver of Trial by Jury.  The parties’ rights in this Section 5.10 are an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to any remedy referred to in this Section 5.10. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy, even if available.  It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative).  In the event any party seeks any remedy referred to in this Section 5.10, such party shall not be required to prove damages or obtain, furnish, provide or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.10 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, providing or posting of any such bond or similar instrument.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 5.4; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.11 Governing Law.  This Agreement, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 5.12 Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 5.13 Interpretation.  When a reference is made in this Agreement to an Article,  Section or Schedule, such reference shall be to an Article, Section or Schedule of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.  The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 5.14 Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart (including any facsimile or electronic document transmission of such counterpart) being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 5.15 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof.  If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

DOLLAR TREE, INC.

By:	/s/ BOB SASSER
Name:	Bob Sasser
Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

TRIAN PARTNERS, L.P.
By:	Trian Partners GP, L.P., its general partner

By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS MASTER FUND, L.P.
By:	Trian Partners GP, L.P. its general partner

By:	Trian Partners General Partner LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS PARALLEL FUND I, L.P.
By:	Trian Partners Parallel Fund I General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

[Signature Page to Voting and Support Agreement]

TRIAN PARTNERS STRATEGIC INVESTMENT FUND, L.P.
By:	Trian Partners Strategic Investment Fund GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS MASTER FUND (ERISA), L.P.
By:	Trian Partners (ERISA) GP, L.P., its general partner

By:	Trian Partners (ERISA) General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN FUND MANAGEMENT, L.P.
By:	Trian Fund Management GP, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

/s/ EDWARD P. GARDEN
Edward P. Garden

[Signature Page to Voting and Support Agreement]

SCHEDULE A

Stockholder	Number of Shares
Trian Partners, L.P.	1,470,470
Trian Partners Master Fund, L.P.	3,974,282
Trian Partners Parallel Fund I, L.P.	227,087
Trian Partners Strategic Investment Fund, L.P.	2,586,102
Trian Partners Master Fund (ERISA), L.P.	103,964
Trian Fund Management, L.P.	3,092
Edward P. Garden	1,389